Exhibit 99.1

LHC Group adds managed care veteran Dale Mackel as new Chief Financial Officer

LAFAYETTE, La., Nov. 2, 2020 /PRNewswire/ -- LHC Group, Inc. (NASDAQ: LHCG) announced today that Dale G. Mackel has joined the company as its new chief financial officer, a position held by LHC Group's president, Joshua Proffitt, since April 2016. As previously announced in June of this year, as president Mr. Proffitt will continue to lead a strong and growing bench of seasoned executives and teams in the areas of operations, growth, finance, administration, legal, and compliance, as well as in the assessment, completion, and integration of acquisitions and joint ventures.

"The LHC Group team of leaders is one of the deeper and more experienced in all of healthcare with an established track record of care for the patients, families, and communities we are privileged to serve throughout the country," said Keith Myers, chairman and chief executive officer. "Dale's core values align with the mission and vision of LHC Group, which combined with his experience, made him the ideal fit to help us accelerate our work in payment innovation and models to thrive in the rapidly developing future of value-based care."

"We conducted a very thorough national search of highly qualified financial candidates, including several candidates with extensive managed care and value-based care delivery experience to complement our leadership team and grow our partnerships with managed care payors," Mr. Proffitt noted. "Dale's particular skills in the areas of accounting and finance, network development, provider contracting/relations, and compliance, as well as his demonstrated ability to drive business segment financial and operating results at some of the more respected managed care providers in the country will be a real asset for LHC Group. We are excited to welcome Dale into the LHC Group family."

Mr. Mackel was most recently with BlueCross BlueShield of Nebraska (BCBSNE) where he served as executive vice president, finance and administration and chief financial officer since 2016. While at BCBSNE, he led the development and achievement of key financial objectives to ensure improved financial performance and liquidity, oversaw the creation of new insurance products, and developed and executed new strategic initiatives. His functional oversight responsibilities included all aspects of financial and regulatory compliance including financial planning and forecasting, budgeting, decision analysis, accounting, treasury operations, underwriting, actuarial services, corporate audit, compliance, legal and government affairs.

Prior to BlueCross BlueShield of Nebraska, Mr. Mackel was the market president for Nebraska, Iowa, North Dakota and South Dakota for Aetna from 2013 to 2016 where he was accountable for all strategic, operational and financial aspects, and chief operating officer and chief financial officer of managed care company Coventry Health Care of Nebraska, Iowa and South Dakota from 2008 to 2013. Prior to his managed care career, he spent 22 years with Motorola in a number of financial, accounting and financial planning and analysis roles. Mr. Mackel has an MBA from the University of Iowa, a bachelor's degree in finance from the University of Nebraska at Kearney and is a Certified Healthcare Financial Professional. He also serves on a number of not-for-profit community boards.

Mr. Mackel added, "LHC Group is on the forefront of value-based care with a long history of working closely with payors and joint venture partners. Their national reputation for the highest quality and patient satisfaction within the in-home healthcare industry, as well as their significant near-term and long-term growth potential, made this a very attractive opportunity for me and my family."

About LHC Group, Inc.
LHC Group, Inc. is a national provider of in-home healthcare services and innovations for communities around the nation, offering quality, value-based healthcare to patients primarily within the comfort and privacy of their home or place of residence. The company's 32,000 employees deliver home health, hospice, home and community based services, and facility-based care in 35 states and the District of Columbia – reaching 60 percent of the U.S. population aged 65 and older. As the preferred joint venture partner for almost 400 leading U.S. hospitals and health systems, LHC Group works in cooperation with providers to customize each partnership and reach more patients and families with an effective and efficient model of care.

Forward-looking Statements
Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by LHC Group's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and LHC Group undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in LHC Group's most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled "Risk Factors", as well LHC Group's current reports on Form 8-K, filed with the Securities and Exchange Commission.

Contacts:

LHCG Investor Relations	LHCG Media Relations
Eric Elliott	Mark Willis
Senior Vice President of Finance	Chief Communications Officer
(337) 233-1307	(337) 769-0673
Eric.Elliott@LHCgroup.com	Mark.Willis@LHCgroup.com